Exhibit 99.1
[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	Susan Neath - Porter Novelli Life Sciences
Investor Relations	Media
(610) 941-5675	(619) 849-6007
www.genaera.com	sneath@pnlifesciences.com

Genaera Corporation Provides Highlights of Positive Phase 1 Trodusquemine (MSI-1436) Data from the North American Association for the Study of Obesity Annual Meeting

Plymouth Meeting, Pa. – October 25, 2007 – Genaera Corporation (NASDAQ: GENR) is providing the following summary of highlights related to the successful first Phase 1 study of trodusquemine and additional preclinical data expanding the support for selectivity and specificity of the drug in preclinical models from the North American Association for the Study of Obesity (NAASO) Annual Meeting in New Orleans:

Interim results from Study MSI-1436C-101 presented at Genaera’s poster session, “First in Human Use of MSI-1436 (Trodusquemine), a Centrally and Peripherally Acting Selective PTP1B Inhibitor,” demonstrated that the drug was safe and well tolerated by the healthy, overweight and obese volunteers at doses well above the anticipated therapeutic dose level with no evidence of serious adverse events. No pharmacodynamic effects were anticipated or observed in this study with a single dose of MSI-1436.

There were no significant changes in vital signs, cardiovascular parameters (as assessed by ECG and cardiac telemetry), clinical laboratory or hematology parameters. Moreover, pharmacokinetic (PK) profiles of trodusquemine in the first five cohorts of the study showed a consistent pattern with minimal subject-to-subject variability and linearity was observed across the range of doses studied. Values for a wide range of endocrine and metabolic biomarkers as well as evaluations of mood and cognition were also found to be stable across the subjects receiving all levels of the drug or placebo during the trial.

Consequently, these positive Study MSI-1436C-101 trodusquemine results are expected to enable further study of trodusquemine to establish the primary pharmacodynamic impacts of the drug (improvement of abnormal glucose tolerance and appetite suppression) and to fully validate its proof-of-concept in multiple-dose clinical studies.

It was also noted that Genaera is closing enrollment in the 101 Study with the 40 mg/m2 cohort due to the occurrence of nausea which although transient, was felt to be drug related. The Company saw no medical need, at this point in development, to take Study 101 to the point of organ toxicity because single doses of 40 mg/m2 are well above the anticipated clinical effect dose.

A second poster presentation of preclinical data, “Trodusquemine is a Protein Tyrosine Phosphatase 1B Inhibitor that Causes Differential Weight Loss,” provides additional positive data and confirms the high level of selectivity of MSI-1436 as a powerful inhibitor of PTP-1B when compared to a wide range of enzymatic and non-enzymatic targets. These results provide further support for its potential as a safe and effective therapeutic for the treatment of type 2 diabetes and obesity.

Additionally, since MSI-1436 does not affect the targets (i.e. DPP-IV, CB1, 5HT2C or NPYR) of other major drugs in this area, we anticipate the potential for additive or synergistic effects of treating patients with a combination of MSI-1436 and these other therapies.

“Our first clinical trial of MSI-1436 was a successful study as we achieved all of the goals we set out to reach in the 101 trial and found our drug to be safe and well tolerated,” commented Jack Armstrong, President and Chief Executive Officer of Genaera. “A careful analysis of the data strongly reinforces our continued optimism and our intention to move forward with MSI-1436 in both type 2 diabetes and obesity applications. The response by the scientific and medical attendees to both Genaera poster presentations was encouraging and supportive and we enthusiastically look forward to further exploring the potential of this unique and promising drug. Also important to note is that we are very encouraged by the initial Phase 2 MEDI-528 results to date as presented at the Chest Physicians Meeting in Chicago. MedImmune indicates that these results offer positive reasons to continue with the remainder of their Phase 2 program.”

Genaera notes that both poster presentations are now available on the Company website at http://www.genaera.com.

About Trodusquemine

Trodusquemine (MSI-1436) is the first drug candidate that acts both centrally and peripherally to selectively inhibit the established and validated enzyme target, protein tyrosine phosphatase 1B (PTP-1B). The dual locations of MSI-1436 action make the drug a promising candidate for both type 2 diabetes and obesity. By inhibiting PTP-1B, trodusquemine has been shown to decrease appetite and normalize blood sugar as PTB-1B is central to both the insulin and leptin pathways. Based on this unique mechanism of action, trodusquemine has the potential to bridge the treatment for two of the most serious metabolic diseases, type 2 diabetes and obesity. In addition, trodusquemine has overcome selectivity concerns that other compounds that target PTP-1B have failed to overcome. Preclinical studies demonstrate that trodusquemine is a potent, highly selective and reversible inhibitor of PTP-1B. In vitro kinetics demonstrate that trodusquemine is a reversible, allosteric, noncompetitive inhibitor of PTP-1B, binding to a site different from the catalytic site of PTP-1B. Data also demonstrate that trodusquemine can produce consistent, sustainable weight loss in a variety of animal models and appears to overcome metabolic readjustment, which often limits sustained weight loss during caloric restriction. Trodusquemine suppresses appetite, causes differential weight loss, reduces adipocyte size, reduces body fat (with no reduction of lean mass), and improves glucose tolerance via inhibition of a unique combination of signaling pathways in a mouse model of diet induced obesity (DIO).

About Genaera

Genaera Corporation is focused on advancing the science and treatment of metabolic diseases. The Company has significant market opportunities with a first-in-class molecule, trodusquemine (MSI-1436), that has the potential to redefine the treatment paradigm for obesity and type 2 diabetes and is presently in a Phase 1 trial in obesity. In addition, Genaera has a value-driven, fully out-licensed partnership with MedImmune, Inc. for a second core program that is presently undergoing Phase 2 clinical testing in asthma. Genaera is committed to directing resources to its core program and the aggressive clinical development of its key assets to build stockholder value. http://www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding these preliminary results, clinical development plans and prospects for Genaera’s programs including trodusquemine (MSI-1436), the IL-9 antibody program, LOMUCIN™, or squalamine. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “believe,” “continue,” “develop,” “expect,” “plan” and “potential” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates, including trodusquemine (MSI-1436), the IL-9 antibody program, LOMUCIN™, or squalamine may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

# # #